AMS HOMECARE RETAINS MACAM AND WSE FOR INVESTOR RELATIONS

Vancouver, B.C. June 23, 2006 - AMS Homecare Inc. (OTCBB:AHCKF) is pleased to announce that it has once again retained the services of Macam Investor Relations(IR) (
http://www.finance-markets.com
) as its chosen investor relations representation for communicating AMS Homecare to the North American capital markets. In addition, the World Stock Exchange LLC (WSE) (
http://www.worldstockex.com
) has been retained to assist in providing additional exposure about the company to US investors, featuring AMS Homecare on its website, which links the web sites of other public and private companies.

Macam Investor Relations (IR)
communicates with the capital markets, representing the company’s position in the potentially growing market of the medical equipment industry. They communicate with retail and institutional investors, the brokerage community, and buy side/sell side analysts.
Macam Investor Relations (IR)
is involved in every aspect of the investment program from beginning to end; assisting with the overall creation of written and visual material, providing counsel to the company with respect to investor relations initiatives, and working toward achieving a greater level of corporate transparency and public awareness.

Macam Investor Relations (IR) owns and operates (
http://www.finance-markets.com
) , an interactive financial media portal, supplying free service designed to ease the process of bringing public companies and top financial seeking brokers and investors together. Live Market Data, Stocks, Charts, Quotes, Currencies, Commodities and a Top Financial magazine/newsletter are supplied to the investment and financial community for free.

About AMS Homecare

Founded in 1989, AMS Homecare is a successful purveyor of mobility equipment; durable, disposable medical products, and patient monitoring technology. AMS is a USA retailer with its own pharmacy/durable equipment store (
http://www.65plusstore.com
). With a base of 300-plus dealer customers in Canada, the company is moving forward and strengthening its foundation, building an organization capable of serving the needs of the aging populations in Canada and the United States. More information is available at (
http://www.amshomecare.com
).

About Macam IR:

Founded in 2002, Macam Investor Relations is a financial boutique which offers a unique blend of traditional investor relations services and web-based advertising and market data based out of Calgary, Alberta, Canada. Their expertise is in the representation of emerging companies to the individual and professional investment community. Macam Investor Relations (IR) assists with the creation of written corporate material, compose large media awareness programs, help expose its clients via its financial portal (
http://www.Finance-Markets.com
), serve as corporate liaison to shareholders and inquiries, and offer strategic assistance and consulting.

Macam Chief Executive Officer, Cameron MacDonald stated, “We provide diligent and accurate results, designed to maintain the standards of your business, while excelling in professional capital market representation”.
Macam’s
mission is to provide clients with the best quality business communications and strategic development available in order to maintain an above average level of corporate governance, and protect the long-term interests of the investment community.

For further information contact:

AMS Homecare:

Daryl Hixt, Corporate Communication
604-273-5173 ext 121
ir@amshomecare.com

Macam Group of Companies:

Jeff Ball, V.P. Operations & Business Development

Ph: 403 695-1006

Fax: 403 695-1034

sales@macamgroup.com

www.macamgroup.com

www.Finance-Markets.com

Safe Harbor Statement:
Statements contained in this fact sheet relating to AMS Homecare that are not historical facts are “forward-looking” under the Private Securities Litigation Reform Act. Forward-looking statements are subject to risks and uncertainties, including, but not limited to: the company’s ability to maintain strong relationships with its primary supplier and key dealers; the effects of competition from companies with greater resources; changes in manufacturers’ distribution channels; fluctuations in foreign currency; the level of government reimbursement for users as well as other government regulations; the company’s ability to retain key personnel; and, its ability to secure financing, notably to support its expansion into the U.S. market. These risks and uncertainties and others are enumerated in the company’s most current filed Annual and Interim Reports and could cause actual results to differ materially from those projected or implied in the forward-looking statements. Except for the company's continuing obligation to disclose material information under federal securities law, it is not obligated to update its forward-looking statements.

Macam Group and World Stock Exchange LLC (WSE) and its employees or consultants may own, buy, or sell shares in AMS Homecare Inc. AMS Homecare has provided shares and/or options to Macam Group and to WSE for their services. Please be advised that a conflict may exist and that any investment decisions you make are your own responsibility. Additionally, Macam and WSE are not registered investment advisors. You should not make any kind of investment decision in relation to AMS Homecare Inc. without first obtaining independent investment advice from a registered investment advisor. Facts relied upon by Macam and WSE in arriving at their opinions are generally provided by AMS Homecare Inc or gathered by them from public and/or private sources. These facts may be in error and if so, the opinions of Macam and WSE may be materially different.